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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Barrack, Jr.,                         Thomas                 J.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                       1999 Avenue of the Stars, Suite 1200
--------------------------------------------------------------------------------
                                    (Street)

Los Angeles                           CA                    90067
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                    3/13/00
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     FirstWorld Communications, Inc. (FWIS)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Series B Common Stock, par value                                                           Owned by ColonyGP IV, Inc. (1)
$0.0001 per share                        11,398,638                   I
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Warrants                 Issue      12/30/04        Series B Common Stock   4,625,000   $3.00           I             Owned by
                         Date                                                                                         ColonyGP IV,
                                                                                                                      Inc.(1)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                 3/13/00    12/30/04        Series B Common Stock     375,000   $3.00           I             Owned by
                                                                                                                      ColonyGP IV,
                                                                                                                      Inc.(1)
------------------------------------------------------------------------------------------------------------------------------------
Warrants                 Issue       4/13/05        Series B Common Stock     236,083   $3.00           I             Owned by
                         Date                                                                                         ColonyGP IV,
                                                                                                                      Inc.(1)
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:




/s/ Thomas J. Barrack, Jr.                                  March 21, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Continuation Sheet to Form 3

=============================================================================

Name and Address of Reporting Person                 Thomas J. Barrack, Jr.
345 California Street, Suite 3300
San Francisco, California  94104

Issuer Name and Ticker or Trading Symbol             FirstWorld Communications,
                                                     Inc. (FWIS)

Date of Event Requiring Statement                    March 13, 2000
=============================================================================

Explanation of Responses

(1) Thomas J. Barrack, Jr. ("Barrack") is a director, officer and stockholder of ColonyGP IV, Inc. ("ColonyGP IV"), which is the general partner of Colony Capital IV, L.P. ("Colony Capital IV"), which in turn is the sole general partner of Colony Investors IV, L.P. ("Colony Investors IV"), which, together with TPG Advisors III, Inc. ("TPG Advisors III") and T3 Advisors, Inc. ("T3 Advisors") and certain of their respective affiliates, is the direct or (as a member of TPG FirstWorld I LLC) indirect owner of all of the securities reported herein. ColonyGP IV, as the general partner of the general partner of Colony Investors IV, may be deemed, together with TPG Advisors III and T3 Advisors and certain of their respective affiliates, pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to beneficially own all of the securities disclosed on this Form 3. Pursuant to Rule 16a-1(a)(2)(ii)(B) of the Exchange Act, Barrack is deemed to be the beneficial owner of the shares owned by ColonyGP IV, Colony Capital IV or Colony Investors IV only to the extent of the greater of his direct or indirect interest in the profits or capital accounts of such entities. Pursuant to Rule 16a-1(a)(4) under the Exchange Act, this filing shall not be deemed an admission that Barrack is, for purposes of Section 16 of the Exchange Act or otherwise, the beneficial owner of any securities beneficially owned by ColonyGP IV, Colony Capital IV or Colony Investors IV in excess of such amount.